Exhibit 99.1

LEATT CORP REPORTS SECOND QUARTER, SIX MONTH PROFITS

CAPE TOWN, SOUTH AFRICA (August 15, 2012) Leatt Corporation (OTC QB: LEAT) (the “Company” ), a global designer, marketer and distributor of personal protective equipment for sports and lifestyle activities, based on the Leatt-Brace® patented neck protection system, reported its financial results for the second quarter and six months ended June 30, 2012. All figures are in US dollars.

For the six months ended June 30, 2012, revenues were $7.8 million, with net income of $203,380, or $0.002 per share, as compared to $7.9 million, with net income of $171,132, or $0.001 per share, for the first six months of 2011. For the three months ended June 30, 2012, revenues were $4.5 million, with net income of $377,432, or $0.003 per share, compared to revenues of $5.0 million, with net income of $389,566, or $0.003 per share, for the second quarter of 2011. Although the Company’s flagship Leatt Braces declined in revenue for the first two quarters of 2012, protective gear made a larger revenue contribution and operating expenses decreased for the period. The Company’s cash and cash equivalents increased to $1.7 million as of June 30, 2012, and its current ratio was strong at 5.48:1. The Company has no long term debt.

CEO Sean Macdonald commented, “We believe that the Leatt Brace continues to be the gold standard for riders in both professional and amateur categories worldwide, and we are pleased that our newer personal protective gear products are finding acceptance through our dealers and distributors. Given the volatile and unpredictable macro-economic environment, and the recent fluctuations in currency exchange rates, we are exercising prudence with regard to expenses, but we plan to continue aggressively marketing the classic Leatt Brace and our new protective products globally and to expand the range of sports in which our safety and protective products are used. Although we believe the 2012 third quarter will continue to be difficult, we plan to introduce new products later this year which we expect will generate better fourth quarter results for the Company. ”

Macdonald went on to say that some competitors in both men’s and women’s BMX events in the London Summer Games wore custom Leatt Braces, including, 4 of the 8 finalists in the women’s event. The Company expects to post additional information and photos of these Olympic riders on its website in the coming weeks.

Gross margins for the quarter were 57%, as compared to 60% in the prior year period, primarily due to higher freight costs, and because the Company’s personal protective gear products have lower margin rates than its flagship neck protection products. The Company continues to evaluate mechanisms to reduce its product and freight related costs.

About Leatt Corporation

Leatt Corporation develops, distributes and markets personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles.

For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the ability of the Company to continue successful marketing of the classic Leatt Brace and its new protective products globally as well as expand the range of sports in which its products are used; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to develop and introduce new products in 2012 and in turn generate better fourth quarter results; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one fiscal period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Rudy Barrio (Investors)
r.barrio@allencaron.com
(212) 691-8087

–FINANCIAL TABLES FOLLOW–

A financial summary of the Form 10-Q results appears below, which summary is qualified in its entirety by reference to the Form 10-Q available on the SEC website at www.sec.gov and posted on the Company’s website at http://www.leatt-corp.com. You should not rely on the following summary as a complete presentation of financial results and condition.

Summarized Consolidated Statements of Operations for the periods ending : June 30th, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Revenues	$4,469,733	$4,983,452	$7,792,428	$7,908,150
Cost of revenues	1,941,179	1,973,499	3,398,360	3,018,663
Gross profit	2,528,554	3,009,953	4,394,068	4,889,487
Operating expenses	2,240,823	2,388,741	4,331,367	4,491,378
Income from operations	287,731	621,212	62,701	398,109
Other income	194,701	19,154	246,639	24,623
Income before income taxes	482,432	640,366	309,340	422,732
Income taxes	105,000	250,800	105,960	251,600
Net Income available to common shareholders	$377,432	$389,566	$203,380	$171,132

Net Income per common share	$0.003	$0.003	$0.002	$0.001

Summarized Consolidated Balance Sheets as of June 30th, 2012 and December 31st, 2011:

	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1,710,238	$1,395,135
Accounts receivable	2,476,748	2,993,681
Inventory	3,302,210	3,679,223
Deferred tax assets	47,000	47,000
Other current assets	452,420	1,005,470
Total current assets	7,988,616	9,120,509
Property and Equipment, net	1,233,122	1,372,521
Other Assets	147,624	149,739
Total Assets	$9,369,362	$10,642,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,267,260	$2,171,456
Short term loan, net of finance charges	88,144	617,010
Other current liabilities	103,009	148,265
Total current liabilities	1,458,413	2,936,731
Deferred Tax Liabilities	99,868	100,000
Stockholders' Equity	7,811,081	7,606,038
Total Liabilities and Stockholders' Equity	$9,369,362	$10,642,769

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